EXHIBIT 99.1

Eagle Bancorp, Inc. Announces a 50% Increase in Earnings for the Second Quarter of 2013

BETHESDA, Md., July 22, 2013 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $11.7 million for the quarter ended June 30, 2013, a 50% increase over the $7.8 million net income for the quarter ended June 30, 2012. Net income available to common shareholders for the quarter ended June 30, 2013 increased 51% to $11.5 million ($0.45 per basic common share and $0.44 per diluted common share), as compared to $7.6 million ($0.34 per basic common share and $0.33 per diluted common share) for the same period in 2012.

For the six months ended June 30, 2013, the Company's net income was $23.2 million, a 51% increase over the $15.4 million for the six months ended June 30, 2012. Net income available to common shareholders was $23.0 million ($0.90 per basic common share and $0.88 per diluted common share), as compared to $15.1 million ($0.68 per basic common share and $0.66 per diluted common share) for the same six month period in 2012, a 52% increase.

Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on June 14, 2013.

"We are very pleased to report another quarter of strong financial performance, consisting of balanced and focused results, comprised of substantially higher total revenue from both net interest income and noninterest income as compared to the same quarter in 2012, continued favorable asset quality and disciplined operating expense management," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc.

Mr. Paul noted: "For the second quarter of 2013, the Company was able to increase its already favorable net interest margin to 4.27% from 4.20% in the first quarter of 2013 by growing its loan portfolio, managing its cost of money lower and maintaining a disciplined approach to new loan pricing. For the second quarter of 2013, the loan portfolio grew 5.6%, while the yield on the loan portfolio was 5.52% in the most recent quarter, as compared to 5.65% for the first quarter of 2013. Average loans for the second quarter of 2013 were 14% above the same quarter in 2012." Mr. Paul added, "While loan growth was robust in the most recent quarter, lowering average liquidity, we were also pleased with deposit growth of about 3% in the quarter. Average total deposits were 15% higher for the second quarter of 2013 as compared to the same period in 2012, and the deposit mix remains very favorable. We continued to be disciplined in our approach to managing our liquidity needs."

Additionally, Mr. Paul noted "that while higher interest rates in the second quarter of 2013 were a contributing factor to lower residential mortgage originations and sale revenues, gains from increased sales of SBA guaranteed loans contributed significantly to the Company's noninterest income in the second quarter." We continue to believe in the opportunities that the SBA programs provide the Bank. In total, noninterest income was 59% higher in the second quarter 2013 as compared to the second quarter in 2012, but was 13% lower than the first quarter of 2013.

Total revenue (net interest income plus noninterest income) was $41.9 million for the second quarter 2013 as compared to $35.5 million for the second quarter in 2012, an 18% increase. For the first six months of 2013, total revenue was $84.5 million, 21% higher than $69.9 million for the first six months in 2012.

At June 30, 2013, total assets were $3.41 billion, compared to $2.96 billion at June 30, 2012, a 15% increase. As compared to December 31, 2012, total assets at June 30, 2013 increased by $1 million, substantially due to the loss of one large deposit relationship of $130 million in March 2013, which was related to the expiration of the TAG program, and which was earlier reported. Total loans (excluding loans held for sale) were $2.69 billion at June 30, 2013 compared to $2.32 billion at June 30, 2012, a 16% increase. As compared to December 31, 2012, total loans at June 30, 2013 increased by $198 million, an 8% increase. Total deposits were $2.89 billion at June 30, 2013, compared to deposits of $2.51 billion at June 30, 2012, a 15% increase. As compared to December 31, 2012, total deposits at June 30, 2013 decreased by $9 million, net of the loss of a $130 million relationship noted above. Loans held for sale amounted to $104.8 million at June 30, 2013 as compared to $102.8 million at June 30, 2012, a 2% increase. As compared to December 31, 2012, loans held for sale decreased by $122 million, a 54% decrease. The investment portfolio totaled $335.8 million at June 30, 2013, a 1% decrease from the $338.9 million balance at June 30, 2012. As compared to December 31, 2012, the investment portfolio at June 30, 2013 increased by $36.0 million, a 12% increase. Total borrowed funds (excluding customer repurchase agreements) were $39.3 million at June 30, 2013 compared to $49.3 million at June 30, 2012, a 20% decrease due to the early payoff of Federal Home Loan Bank advances. As compared to December 31, 2012, total borrowed funds at June 30, 2013 remained the same at $39.3 million. Total shareholders' equity increased to $369.4 million at June 30, 2013, compared to $290.3 million and $350.0 million at June 30, 2012 and December 31, 2012, respectively, reflecting both capital raising activities during 2012 and growth in retained earnings. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 12.53% at June 30, 2013, as compared to a total risk based capital ratio of 11.53% at June 30, 2012 and 12.20% at December 31, 2012. In addition, the tangible common equity ratio (tangible common equity to tangible assets) increased to 9.07% at June 30, 2013, from 7.76% at June 30, 2012 and 8.50% at December 31, 2012.

At June 30, 2013, the Company's nonperforming assets amounted to $35.7 million, representing 1.05% of total assets, compared to $37.3 million of nonperforming assets, or 1.26% of total assets at June 30, 2012 and $36.0 million of nonperforming assets, or 1.06% of total assets at December 31, 2012. Management continues to remain attentive to early signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.47% of total loans (excluding loans held for sale) at June 30, 2013, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses represented 169% of nonperforming loans at June 30, 2013, as compared to 122% at December 31, 2012 and 104% at June 30, 2012, respectively. The decrease in the allowance for credit losses as a percentage of total loans at June 30, 2013, as compared to March 31, 2013, is due to increased loan growth, a lower environmental reserve and overall improved credit quality in the loan portfolio at June 30, 2013.  Included in nonperforming assets at June 30, 2013 were twelve properties totaling $12.2 million of other real estate owned ("OREO") as compared to nine properties totaling  $4.4 million at June 30, 2012 and eleven properties totaling $5.3 million at December 31, 2012. The increase in OREO from December 31, 2012 is due primarily to two new properties totaling approximately $8.5 million.

Analysis of the three months ended June 30, 2013 compared to June 30, 2012

For the three months ended June 30, 2013, the Company reported an annualized return on average assets ("ROAA") of 1.41% as compared to 1.08% for the three months ended June 30, 2012. The annualized return on average common equity ("ROAE") for the quarter ended June 30, 2013 was 14.75%, as compared to 13.52% for the quarter ended June 30, 2012. The higher ROAA and ROAE ratios for the second quarter of 2013 as compared to 2012 was due primarily to higher noninterest income and improved credit quality and cost management.

Net interest income increased 12% for the three months ended June 30, 2013 over the same period in 2012, resulting from strong growth in average earning assets of 15%. For the three months ended June 30, 2013, the net interest margin was 4.27% as compared to 4.39% and 4.20% for the three months ended June 30, 2012 and March 31, 2013, respectively.

The provision for credit losses was $2.4 million for the three months ended June 30, 2013 as compared to $4.4 million for the three months ended June 30, 2012. Net charge-offs of $1.5 million in the second quarter of 2013 represented 0.24% of average loans, excluding loans held for sale, as compared to $2.2 million or 0.40% of average loans, excluding loans held for sale, in the second quarter of 2012. Net charge-offs in the second quarter of 2013 were primarily attributable to commercial and industrial loans ($985 thousand), construction loans ($321 thousand) and  the unguaranteed portion of SBA loans ($240 thousand). The lower provisioning in the second quarter of 2013, as compared to the second quarter of 2012, is due to a combination of lower net charge-offs, a lower level of problem loans and a lower level of environmental reserves.

Noninterest income for the three months ended June 30, 2013 increased to $7.1 million from $4.4 million for the three months ended June 30, 2012, a 59% increase. This increase was due primarily to an increase in gains realized on sales of residential mortgage loans ($735 thousand) and gains realized on the sale of SBA loans ($1.4 million) in the second quarter of 2013 as compared to the second quarter of 2012. Other income increased $574 thousand in the second quarter of 2013 as compared to the second quarter of 2012, an 85% increase due substantially to higher loan fee income and income from annuity contracts. There were no investment securities gains for the second quarter of 2013, as compared to investment gains of $148 thousand for the second quarter of 2012. Excluding investment securities gains, total noninterest income was $7.1 million for the second quarter of 2013, as compared to $4.3 million for the second quarter of 2012, an increase of 65%.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 49.33% for the second quarter of 2013, as compared to 52.28% for the second quarter of 2012. Noninterest expenses totaled $20.7 million for the three months ended June 30, 2013, as compared to $18.5 million for the three months ended June 30, 2012, a 12% increase. Cost increases for salaries and benefits were $1.0 million, due to staffing increases primarily as a result of growth since June 30, 2012 in residential lending, as well as additional commercial lending and bank administration personnel merit and benefit cost increases, and increases in incentive pay. Premises and equipment expenses were $458 thousand higher, due to the cost of two new branch offices and normal increases in leasing costs. Data processing expenses increased by $580 thousand due to system enhancements and expanded customer transaction costs. Decreases in legal and professional fees of $432 thousand were due to a decrease in collection costs related to problem loans. The increase in other expenses of $624 thousand was due primarily to costs related to OREO property and other losses.

Analysis of the six months ended June 30, 2013 compared to June 30, 2012

For the six months ended June 30, 2013, the Company reported an ROAA of 1.40% as compared to 1.08% for the six months of 2012, while the ROAE was 15.01% in 2013, as compared to 13.66% for the same six month period in 2012.The higher ROAA and ROAE ratios for the six months of 2013 as compared to 2012 was due primarily to higher noninterest income and improved credit quality and cost management.

For the first six months of 2013, net interest income increased 17% over the same period for 2012. Average earning assets increased 17%, while the net interest margin was 4.23% for the six months of 2013, as compared to 4.25% for the six months of 2012. Year-to-date in 2013, the Company has been able to maintain its loan portfolio yields relatively close to 2012 levels (5.58% versus 5.70%) due to disciplined loan pricing practices, and also has been able to reduce its cost of money (0.40% versus 0.55%), while maintaining a favorable deposit mix, much of which has occurred from ongoing efforts to increase and deepen client relationships.

The provision for credit losses was $5.7 million for the first six months of 2013 as compared to $8.4 million in 2012. The lower provisioning is due to a combination of lower net charge-offs, a lower level of problem loans and a lower level of environmental reserves. For the six months ended June 30, 2013, net charge-offs totaled $3.6 million (0.28% of average loans) compared to $4.0 million (0.37% of average loans) for the six months ended June 30, 2012. Net charge-offs in the six months ended June 30, 2013 were primarily attributable to charge-offs of commercial and industrial loans ($1.9 million), construction loans ($1.0 million), the unguaranteed portion of SBA loans ($462 thousand), commercial real estate loans ($109 thousand) and  home equity and consumer loans ($66 thousand).

Noninterest income for the first six months of 2013 was $15.2 million compared to $10.5 million in 2012, an increase of 45%. This increase was due primarily to a $2.5 million increase in gains realized on the sale of residential loans and a $1.2 million increase in gains realized on the sale of SBA loans.  Service charges on deposit accounts increased $322 thousand in 2013 as compared to 2012, a 17% increase. Other noninterest income increased by $990 thousand due primarily to increased loan related fees and annuity contract income. Investment gains were $23 thousand in 2013 and $301 thousand in 2012. Excluding investment securities gains, total noninterest income was $15.2 million for the six months of 2013, as compared to $10.2 million for 2012, a 49% increase and represented 18% of total revenue for the first six months of 2013 as compared to 15% in the first six months of 2012.

Noninterest expenses were $41.4 million for the first six months of 2013, as compared to $37.1 million for 2012, a 12% increase. Cost increases for salaries and benefits were $1.8 million primarily due to salaries, incentive compensation and benefits increases, including staffing increases resulting from additional lending and branch personnel. Premises and equipment expenses were $748 thousand higher due primarily to the cost of three new branch offices and normal increases in leasing costs. Data processing costs increased by $863 thousand due to system enhancements and expanded customer transaction costs. Decreases in legal and professional fees of $640 thousand were due primarily to a decrease in collection costs related to problem loans. FDIC insurance premiums were $128 thousand higher due to growth in total assets. Other expenses increased for the first six months of 2013 versus 2012 by $1.5 million, due primarily to establishing a contingency reserve and OREO related costs. For the first six months of 2013, the efficiency ratio improved to 48.94% as compared to 53.06% for the same period in 2012.

The financial information which follows provides more detail on the Company's financial performance for the six and three months ended June 30, 2013 as compared to the six and three months ended June 30, 2012, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through eighteen full service branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss the second quarter 2013 financial results on Tuesday, July 23, 2013 at 10:00 a.m. eastern daylight time.  The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 14955245, or by accessing the call on the Company's website, www.eaglebankcorp.com.  A replay of the conference call will be available on the Company's website through August 6, 2013.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Six Months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012
Income Statements:
Total interest income	$ 75,918	$ 67,143	$ 37,985	$ 34,575
Total interest expense	6,545	7,659	3,121	3,561
Net interest income	69,373	59,484	34,864	31,014
Provision for credit losses	5,722	8,413	2,357	4,443
Net interest income after provision for credit losses	63,651	51,071	32,507	26,571
Noninterest income (before investment gains)	15,153	10,152	7,065	4,293
Gain on sale of investment securities	23	301	--	148
Total noninterest income	15,176	10,453	7,065	4,441
Total noninterest expense	41,382	37,099	20,685	18,537
Income before income tax expense	37,445	24,425	18,887	12,475
Income tax expense	14,198	9,009	7,212	4,692
Net income	23,247	15,416	11,675	7,783
Preferred stock dividends and discount accretion	283	283	142	142
Net income available to common shareholders	$ 22,964	$ 15,133	$ 11,533	$ 7,641

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.90	$ 0.68	$ 0.45	$ 0.34
Earnings per weighted average common share, diluted	$ 0.88	$ 0.66	$ 0.44	$ 0.33
Weighted average common shares outstanding, basic	25,641,067	22,224,919	25,742,185	22,327,796
Weighted average common shares outstanding, diluted	26,234,030	22,785,294	26,334,355	22,888,151
Actual shares outstanding	25,764,542	22,650,356	25,764,542	22,650,356
Book value per common share at period end	$ 12.14	$ 10.32	$ 12.14	$ 10.32
Tangible book value per common share at period end (2)	$ 12.00	$ 10.14	$ 12.00	$ 10.14

Performance Ratios (annualized):
Return on average assets	1.40%	1.08%	1.41%	1.08%
Return on average common equity	15.01%	13.66%	14.75%	13.52%
Net interest margin	4.23%	4.25%	4.27%	4.39%
Efficiency ratio (3)	48.94%	53.06%	49.33%	52.28%

Other Ratios:
Allowance for credit losses to total loans	1.47%	1.47%	1.47%	1.47%
Allowance for credit losses to total nonperforming loans	168.63%	103.66%	168.63%	103.66%
Nonperforming loans to total loans	0.87%	1.42%	0.87%	1.42%
Nonperforming assets to total assets	1.05%	1.26%	1.05%	1.26%
Net charge-offs (annualized) to average loans	0.28%	0.37%	0.24%	0.40%
Common equity to total assets	9.17%	7.89%	9.17%	7.89%
Tier 1 leverage ratio	10.81%	9.63%	10.81%	9.63%
Tier 1 risk based capital ratio	11.13%	10.02%	11.13%	10.02%
Total risk based capital ratio	12.53%	11.53%	12.53%	11.53%
Tangible common equity to tangible assets (2)	9.07%	7.76%	9.07%	7.76%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 636,623	$ 516,493	$ 636,623	$ 516,493
Commercial real estate - owner occupied	$ 311,335	$ 307,410	$ 311,335	$ 307,410
Commercial real estate - income producing	$ 1,003,723	$ 932,490	$ 1,003,723	$ 932,490
1-4 Family mortgage	$ 78,813	$ 48,842	$ 78,813	$ 48,842
Construction - commercial and residential	$ 515,511	$ 400,805	$ 515,511	$ 400,805
Construction - C&I (owner occupied)	$ 28,807	$ 10,501	$ 28,807	$ 10,501
Home equity	$ 108,565	$ 97,969	$ 108,565	$ 97,969
Other consumer	$ 7,981	$ 4,727	$ 7,981	$ 4,727

Average Balances (in thousands):
Total assets	$ 3,354,891	$ 2,859,440	$ 3,331,677	$ 2,888,188
Total earning assets	$ 3,305,336	$ 2,814,618	$ 3,279,034	$ 2,844,491
Total loans held for sale	$ 135,386	$ 107,916	$ 91,781	$ 95,734
Total loans	$ 2,519,549	$ 2,166,578	$ 2,557,811	$ 2,246,644
Total deposits	$ 2,837,020	$ 2,420,699	$ 2,810,033	$ 2,447,985
Total borrowings	$ 136,332	$ 151,936	$ 137,337	$ 150,644
Total shareholders' equity	$ 365,109	$ 279,482	$ 370,302	$ 284,040

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on June 14, 2013.

(2) The Company considers the following non-GAAP measurements useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)

	Six Months Ended June 30, 2013	Twelve Months Ended December 31, 2012	Six Months Ended June 30, 2012
Common shareholders' equity	$ 312,790	$ 293,376	$ 233,670
Less: Intangible assets	(3,690)	(3,785)	(3,978)
Tangible common equity	$ 309,100	$ 289,591	$ 229,692

Book value per common share	$ 12.14	$ 11.62	$ 10.32
Less: Intangible book value per common share	(0.14)	(0.15)	(0.18)
Tangible book value per common share	$ 12.00	$ 11.47	$ 10.14

Total assets	$ 3,410,568	$ 3,409,441	$ 2,962,897
Less: Intangible assets	(3,690)	(3,785)	(3,978)
Tangible assets	$ 3,406,878	$ 3,405,656	$ 2,958,919
Tangible common equity ratio	9.07%	8.50%	7.76%

(3) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Eagle Bancorp, Inc.
Consolidated Balance Sheets
(dollars in thousands, except per share data)

	June 30, 2013 (Unaudited)	December 31, 2012 (Audited)	June 30, 2012 (Unaudited)
Assets
Cash and due from banks	$ 7,765	$ 7,439	$ 6,998
Federal funds sold	10,634	7,852	19,854
Interest bearing deposits with banks and other short-term investments	172,849	324,043	122,639
Investment securities available for sale, at fair value	335,779	299,820	338,933
Federal Reserve and Federal Home Loan Bank stock	11,220	10,694	10,950
Loans held for sale	104,767	226,923	102,767
Loans	2,691,358	2,493,095	2,319,237
Less allowance for credit losses	(39,640)	(37,492)	(34,079)
Loans, net	2,651,718	2,455,603	2,285,158
Premises and equipment, net	16,706	15,261	13,634
Deferred income taxes	24,883	19,128	16,836
Bank owned life insurance	29,324	14,135	13,936
Intangible assets, net	3,690	3,785	3,978
Other real estate owned	12,213	5,299	4,438
Other assets	29,020	19,459	22,776
Total Assets	$ 3,410,568	$ 3,409,441	$ 2,962,897

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 767,808	$ 881,390	$ 773,119
Interest bearing transaction	107,013	113,813	95,827
Savings and money market	1,531,804	1,374,869	1,197,974
Time, $100,000 or more	203,117	232,875	239,287
Other time	278,494	294,275	207,804
Total deposits	2,888,236	2,897,222	2,514,011
Customer repurchase agreements	97,327	101,338	97,704
Long-term borrowings	39,300	39,300	49,300
Other liabilities	16,315	21,605	11,612
Total liabilities	3,041,178	3,059,465	2,672,627

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at June 30, 2013, December 31, 2012 and June 30, 2012	56,600	56,600	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 25,764,542, 22,954,889 and 20,591,233 respectively	251	226	203
Warrant	946	946	946
Additional paid in capital	239,584	180,593	140,572
Retained earnings	72,916	106,146	86,556
Accumulated other comprehensive income	(907)	5,465	5,393
Total Shareholders' Equity	369,390	349,976	290,270
Total Liabilities and Shareholders' Equity	$ 3,410,568	$ 3,409,441	$ 2,962,897

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)

	Six Months Ended June 30,		Three Months Ended June 30,
Interest Income	2013	2012	2013	2012
Interest and fees on loans	$ 72,022	$ 63,356	$ 35,998	$ 32,633
Interest and dividends on investment securities	3,507	3,544	1,811	1,850
Interest on balances with other banks and short-term investments	382	215	173	78
Interest on federal funds sold	7	28	3	14
Total interest income	75,918	67,143	37,985	34,575
Interest Expense
Interest on deposits	5,578	6,408	2,638	2,940
Interest on customer repurchase agreements	133	182	64	86
Interest on long-term borrowings	834	1,069	419	535
Total interest expense	6,545	7,659	3,121	3,561
Net Interest Income	69,373	59,484	34,864	31,014
Provision for Credit Losses	5,722	8,413	2,357	4,443
Net Interest Income After Provision For Credit Losses	63,651	51,071	32,507	26,571

Noninterest Income
Service charges on deposits	2,236	1,914	951	935
Gain on sale of loans	10,417	6,723	4,768	2,584
Gain on sale of investment securities	23	301	--	148
Increase in the cash surrender value of bank owned life insurance	189	194	95	97
Other income	2,311	1,321	1,251	677
Total noninterest income	15,176	10,453	7,065	4,441
Noninterest Expense
Salaries and employee benefits	22,535	20,713	11,335	10,289
Premises and equipment expenses	5,727	4,979	2,927	2,469
Marketing and advertising	741	843	394	557
Data processing	3,070	2,207	1,531	951
Legal, accounting and professional fees	1,602	2,242	709	1,141
FDIC insurance	1,196	1,068	614	579
Other expenses	6,511	5,047	3,175	2,551
Total noninterest expense	41,382	37,099	20,685	18,537
Income Before Income Tax Expense	37,445	24,425	18,887	12,475
Income Tax Expense	14,198	9,009	7,212	4,692
Net Income	23,247	15,416	11,675	7,783
Preferred Stock Dividends	283	283	142	142
Net Income Available to Common Shareholders	$ 22,964	$ 15,133	$ 11,533	$ 7,641

Earnings Per Common Share (1)
Basic	$ 0.90	$ 0.68	$ 0.45	$ 0.34
Diluted	$ 0.88	$ 0.66	$ 0.44	$ 0.33

(1) Per share amounts have been adjusted to give effect to the 10% common stock dividend paid on June 14, 2013.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended June 30,
	2013			2012
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 282,704	$ 173	0.25%	$ 129,537	$ 78	0.25%
Loans held for sale (1)	91,781	783	3.41%	95,734	872	3.64%
Loans (1) (2)	2,557,811	35,215	5.52%	2,246,644	31,761	5.69%
Investment securities available for sale (2)	339,118	1,811	2.14%	353,572	1,850	2.10%
Federal funds sold	7,620	3	0.16%	19,004	14	0.30%
Total interest earning assets	3,279,034	37,985	4.65%	2,844,491	34,575	4.89%

Total noninterest earning assets	91,671			76,020
Less: allowance for credit losses	39,028			32,323
Total noninterest earning assets	52,643			43,697
TOTAL ASSETS	$ 3,331,677			$ 2,888,188

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 103,655	$ 70	0.27%	$ 78,321	$ 61	0.31%
Savings and money market	1,449,457	1,314	0.36%	1,130,642	1,361	0.48%
Time deposits	499,950	1,254	1.01%	489,386	1,518	1.25%
Total interest bearing deposits	2,053,062	2,638	0.52%	1,698,349	2,940	0.70%
Customer repurchase agreements	97,944	64	0.26%	101,240	86	0.34%
Other short-term borrowings	93	--	--	104	--	--
Long-term borrowings	39,300	419	4.22%	49,300	535	4.29%
Total interest bearing liabilities	2,190,399	3,121	0.57%	1,848,993	3,561	0.77%

Noninterest bearing liabilities:
Noninterest bearing demand	756,971			749,636
Other liabilities	14,005			5,519
Total noninterest bearing liabilities	770,976			755,155

Shareholders' equity	370,302			284,040
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,331,677			$ 2,888,188

Net interest income		$ 34,864			$ 31,014
Net interest spread			4.08%			4.12%
Net interest margin			4.27%			4.39%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.8 million and $1.2 million for the three months ended June 30, 2013 and 2012, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2013			2012
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 314,381	$ 382	0.25%	$ 174,263	$ 215	0.25%
Loans held for sale (1)	135,386	2,268	3.35%	107,916	1,943	3.60%
Loans (1) (2)	2,519,549	69,754	5.58%	2,166,578	61,413	5.70%
Investment securities available for sale (2)	327,997	3,507	2.16%	346,798	3,544	2.06%
Federal funds sold	8,023	7	0.18%	19,063	28	0.30%
Total interest earning assets	3,305,336	75,918	4.63%	2,814,618	67,143	4.80%

Total noninterest earning assets	88,047			75,978
Less: allowance for credit losses	38,492			31,156
Total noninterest earning assets	49,555			44,822
TOTAL ASSETS	$ 3,354,891			$ 2,859,440

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 104,223	$ 153	0.30%	$ 77,583	$ 131	0.34%
Savings and money market	1,435,325	2,840	0.40%	1,110,134	3,033	0.55%
Time deposits	512,165	2,585	1.02%	513,964	3,244	1.27%
Total interest bearing deposits	2,051,713	5,578	0.55%	1,701,681	6,408	0.76%
Customer repurchase agreements	96,985	133	0.28%	102,584	182	0.36%
Other short-term borrowings	47	--	--	52	--	--
Long-term borrowings	39,300	834	4.22%	49,300	1,069	4.29%
Total interest bearing liabilities	2,188,045	6,545	0.60%	1,853,617	7,659	0.83%

Noninterest bearing liabilities:
Noninterest bearing demand	785,307			719,018
Other liabilities	16,430			7,323
Total noninterest bearing liabilities	801,737			726,341

Shareholders' equity	365,109			279,482
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,354,891			$ 2,859,440

Net interest income		$ 69,373			$ 59,484
Net interest spread			4.03%			3.97%
Net interest margin			4.23%			4.25%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $3.7 million and $2.4 million for the six months ended June 30, 2013 and 2012, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
Income Statements:	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Total interest income	$ 37,985	$ 37,933	$ 38,164	$ 36,636	$ 34,575	$ 32,568	$ 33,091	$ 30,741
Total interest expense	3,121	3,424	3,427	3,328	3,561	4,098	4,820	5,365
Net interest income	34,864	34,509	34,737	33,308	31,014	28,470	28,271	25,376
Provision for credit losses	2,357	3,365	4,139	3,638	4,443	3,970	2,765	2,887
Net interest income after provision for credit losses	32,507	31,144	30,598	29,670	26,571	24,500	25,506	22,489
Noninterest income (before investment gains/losses & extinguishment of debt)	7,065	8,088	6,135	4,916	4,293	5,859	3,864	2,657
Gain/(loss) on sale of investment securities	--	23	(75)	464	148	153	--	854
Loss on early extinguishment of debt	--	--	--	(529)	--	--	--	--
Total noninterest income	7,065	8,111	6,060	4,851	4,441	6,012	3,864	3,511
Salaries and employee benefits	11,335	11,200	12,164	10,807	10,289	10,424	10,183	9,263
Premises and equipment	2,927	2,800	2,677	2,562	2,469	2,510	2,389	1,939
Marketing and advertising	394	347	419	497	557	286	411	234
Other expenses	6,029	6,350	5,065	5,241	5,222	5,342	5,324	4,287
Total noninterest expense	20,685	20,697	20,325	19,107	18,537	18,562	18,307	15,723
Income before income tax expense	18,887	18,558	16,333	15,414	12,475	11,950	11,063	10,277
Income tax expense	7,212	6,986	6,135	5,739	4,692	4,317	3,889	3,783
Net income	11,675	11,572	10,198	9,675	7,783	7,633	7,174	6,494
Preferred stock dividends and discount accretion	142	141	141	142	142	141	142	166
Net income available to common shareholders	$ 11,533	$ 11,431	$ 10,057	$ 9,533	$ 7,641	$ 7,492	$ 7,032	$ 6,328

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.45	$ 0.45	$ 0.40	$ 0.41	$ 0.34	$ 0.34	$ 0.32	$ 0.29
Earnings per weighted average common share, diluted	$ 0.44	$ 0.44	$ 0.39	$ 0.40	$ 0.33	$ 0.33	$ 0.31	$ 0.28
Weighted average common shares outstanding, basic	25,742,185	25,518,523	24,915,837	23,158,050	22,327,796	22,122,043	21,911,377	21,854,287
Weighted average common shares outstanding, diluted	26,334,355	26,222,041	25,601,623	23,766,606	22,888,151	22,686,049	22,407,119	22,309,424
Actual shares outstanding	25,764,542	25,728,162	25,250,378	24,244,007	22,650,356	22,242,183	21,948,128	21,879,657
Book value per common share at period end	$ 12.14	$ 11.86	$ 11.62	$ 11.05	$ 10.32	$ 9.86	$ 9.57	$ 9.23
Performance Ratios (annualized):
Return on average assets	1.41%	1.39%	1.25%	1.27%	1.08%	1.08%	0.91%	1.00%
Return on average common equity	14.75%	15.29%	13.95%	15.20%	13.52%	13.80%	13.40%	12.55%
Net interest margin	4.27%	4.20%	4.31%	4.44%	4.39%	4.11%	3.65%	3.98%
Efficiency ratio (2)	49.33%	48.56%	49.82%	50.07%	52.28%	53.83%	56.97%	54.43%
Other Ratios:
Allowance for credit losses to total loans (3)	1.47%	1.52%	1.50%	1.48%	1.47%	1.46%	1.44%	1.41%
Nonperforming loans to total loans (3)	0.87%	1.11%	1.23%	1.35%	1.42%	1.68%	1.59%	1.55%
Nonperforming assets to total assets	1.05%	1.12%	1.06%	1.25%	1.26%	1.41%	1.27%	1.07%
Net charge-offs (annualized) to average loans (3)	0.24%	0.33%	0.37%	0.36%	0.40%	0.34%	0.34%	0.36%
Tier 1 leverage ratio	10.81%	10.39%	10.44%	10.36%	9.63%	9.33%	8.21%	9.61%
Tier 1 risk based capital ratio	11.13%	11.08%	10.80%	10.73%	10.02%	10.08%	10.33%	10.49%
Total risk based capital ratio	12.53%	12.50%	12.20%	12.21%	11.53%	11.59%	11.84%	12.11%
Average Balances (in thousands):
Total assets	$ 3,331,677	$ 3,378,362	$ 3,247,498	$ 3,022,584	$ 2,888,188	$ 2,830,693	$ 3,111,952	$ 2,569,970
Total earning assets	$ 3,279,034	$ 3,331,930	$ 3,203,462	$ 2,977,950	$ 2,844,491	$ 2,784,747	$ 3,071,903	$ 2,531,768
Total loans held for sale	$ 91,781	$ 179,476	$ 186,122	$ 158,011	$ 95,734	$ 120,098	$ 177,116	$ 35,320
Total loans	$ 2,557,811	$ 2,480,862	$ 2,442,418	$ 2,346,046	$ 2,246,644	$ 2,086,511	$ 2,030,986	$ 1,967,214
Total deposits	$ 2,810,033	$ 2,864,305	$ 2,748,567	$ 2,572,022	$ 2,447,985	$ 2,393,413	$ 2,652,707	$ 2,124,274
Total borrowings	$ 137,337	$ 135,315	$ 137,525	$ 132,955	$ 150,644	$ 153,227	$ 183,632	$ 184,874
Total stockholders' equity	$ 370,302	$ 359,859	$ 343,401	$ 306,072	$ 284,040	$ 274,923	$ 264,833	$ 251,916

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend paid on June 14, 2013.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
CONTACT: Michael T. Flynn
         301.986.1800